Exhibit 99

Contact:

Rick Rolandi, Chief Financial Officer

Landmark Systems Corporation

(703) 464-1300

rrolandi@landmark.com

FOR IMMEDIATE RELEASE

Landmark Revises First Half 2001 Results
No Impact on Cash Flow

Reston, VA, August 9, 2001 — Landmark Systems Corporation (Nasdaq NMS: LDMK) announced today that it has discovered an inadvertent accounting system conversion error that resulted in the overstatement of approximately $2.2 million in maintenance revenue during the first half of 2001 as compared to the Company’s announcement dated July 23, 2001. This error was discovered by Landmark after undertaking an internal review of the procedures and controls surrounding the implementation of a new accounting system that was installed in early 2001. Accordingly, the Company is revising its previously reported results for the first and second quarters of 2001 as summarized below. The revision will decrease year-to-date earnings by approximately $0.11 per share.

$(millions) (except per share amounts)	As Initially
	Reported	As Revised
Quarter Ending March 31, 2001

License Revenue	$6.3	$6.3

Maintenance Revenue	8.8	7.8
Total Revenue	15.1	14.1

Net Income	0.7	0.1

Earnings per Share	$0.06	$0.01

Quarter Ending June 30, 2001

License Revenue	$6.7	$6.7

Maintenance Revenue	9.1	7.9

Total Revenue	15.8	14.6

Net Income	1.5	0.7

Earnings per Share	$0.12	$0.06

Year to Date June 30, 2001

Total Revenue	$30.9	$28.7

Net Income	2.2	0.8

Earnings per Share	$0.18	$0.07

Landmark Revises First Half 2001 Results — Page 2

The revision will defer maintenance revenue previously reported during the first half of 2001 to future periods. There is no impact on the Company’s cash flow or cash balances. The Company expects to file shortly an amended Form 10-Q with the Securities and Exchange Commission for the quarter ending March 31, 2001. The Company’s Form 10-Q for the quarter ending June 30, 2001 will reflect the appropriate accounting for this matter.

Kathy Clark, President and CEO said, “While the reporting errors were unintentional and directly relate to our accounting system conversion, we are taking additional steps to prevent this from happening again. We will be re-assessing our processes to ensure that a strong and well-designed control structure is in place. The Board has endorsed management’s decision to engage our outside auditors in helping management in our reassessment of our accounting controls.”

Clark added, “The revised maintenance revenue run rate will also have an impact on Landmark’s guidance for the remainder of this year. Therefore, we are adjusting our former fiscal 2001 guidance to $59 million in revenue with an earnings range of $0.10 to $0.12 per share. We are also lowering revenue and earnings guidance for Q3 to ranges of $13.5 to $14.0 million in revenue and a loss of $0.03 to $0.05 per share on a diluted basis.”

The Company will host a conference call Friday morning August 10, 2001 at 8:30 AM (EDT). The call-in number for institutional investors and sell-side analysts is 888-868-9078. In conformance with Regulation FD, this conference call is being made available to the public through the Internet at http://www.vcall.com or from Landmark’s Web site at http://www.landmark.com .

Headquartered in Reston, Virginia, Landmark Systems Corporation provides world-class software solutions and services that help organizations manage their critical information technology systems and solve real systems management problems. Landmark offers a family of products and services including the flagship TMON line that ensures operating systems, applications, databases, middleware, and servers operate as efficiently and effectively as possible. For more information on Landmark and its products and services, visit the company’s Web site at http://www.landmark.com .

Some of the statements in this news release are forward looking and relate to anticipated future operating results. Future operating results may be impeded by single or combined events and/or circumstances that have not been presently anticipated. Forward-looking statements are based on Landmark management’s current expectations and assumptions, which may be affected by a number of factors, including, without limitation, the significant percentage of sales consummated in the last few days of each calendar quarter making financial predictions difficult and raising a substantial risk of variance in actual results, the risks associated with changes in the Company’s business strategy and focus, possible continued softness in the mainframe enterprise software market, competitive product introductions resulting from rapid technological advances, price competition, any failure or delay in the Company’s ability to develop and introduce new products, uncertainty of customer acceptance of new products, seasonal factors affecting the Company’s sales, the Company’s ability to attract and retain qualified technical, sales, managerial and other key personnel, the Company’s ability to manage expenses effectively, foreign currency risk, and other factors. Therefore, there can be no assurance that actual future results will not differ materially from anticipated results. Readers should refer to Landmark’s disclosure documents filed with the Securities and Exchange Commission for specific details on some of the factors that may affect operating results.

Landmark Systems Corporation is a registered trademark and TMON is a trademark of Landmark and its subsidiaries in the United States or other countries or both. Any other product and company names mentioned may be trademarks or registered trademarks of their respective holders.